Exhibit 99.1

Friendly Ice Cream Corporation Reports First Quarter 2003 Results

    WILBRAHAM, Mass.--(BUSINESS WIRE)--April 28, 2003--Friendly Ice Cream Corporation (AMEX: FRN) today reported a net loss for the three-months-ended March 30, 2003 of $1.5 million, or $0.20 per share compared to a net loss of $0.4 million, or $0.06 per share, reported for the three-months-ended March 31, 2002.
    Comparable restaurant sales increased 0.3% for the first quarter 2003 following an 8.8% increase in the first quarter of 2002. Total revenues for the three-months-ended March 30, 2003 were $128.7 million compared to $129.2 million for the three-months-ended March 31, 2002.
    "We are extremely pleased to report positive comparable restaurant sales for the ninth consecutive quarter, despite record, severe weather in the Northeast," stated John L. Cutter, Chief Executive Officer and President of Friendly Ice Cream. "These results were well within our expectations due to effective controls in all business areas and reflect improved guest satisfaction and the strength of the Friendly's brand. It is important to note that because of the seasonality of our business, historically; the Company reports a net loss for the first quarter."
    "Our top priority continues to be guest satisfaction, supported by training initiatives and management incentive programs. In 2003, we plan to remodel 50 to 60 restaurants as part of our Impact program. During the first quarter, eleven projects were completed. The Impact program improves the appearance of our restaurants and reinforces our 68-year ice cream heritage. We plan to open two new company restaurants during the year."

    Business Segment Results

    In the 2003 first quarter, pre-tax income in the restaurant segment was $6.3 million, or 6.1% of restaurant revenues, compared to $8.0 million, or 7.7% of restaurant revenues, in the first quarter 2002. The decrease in pre-tax income was the result of increased fringe benefit costs and higher expenses for snow removal, natural gas, and advertising. Partially offsetting these decreases was a 0.3% improvement in comparable sales.
    Pre-tax income in the Company's foodservice segment was $2.5 million in the first quarter of 2003 compared to $2.7 million in the first quarter 2002. The decline was mainly due to an unfavorable product mix resulting from less ice cream sales versus the prior year. Partially offsetting these decreases was a 5.4% increase in case volume in the retail supermarket business.
    Pre-tax income in the franchise segment increased $0.2 million in the 2003 first quarter to $1.5 million from $1.3 million in the prior year. The improvement is primarily due to higher royalty revenue from increased comparable franchised restaurant sales.
    Corporate expenses of $12.0 million in the first quarter of 2003 decreased by $0.5 million, or 4%, as compared to the first quarter of 2002 mainly due to lower depreciation expense associated with certain purchased software at the Company's headquarters and lower interest expense resulting from reduced debt levels. These decreases were partially offset by a reduction in the benefit realized from the Company's pension plan when compared to the prior year.
    For the 2003 first quarter, the benefit from income taxes was unfavorable when compared to the prior year due to a change in the effective tax rate. The effective tax rates were 28.0% and 62.2% for the three-months-ended March 30, 2003 and March 31, 2002, respectively. The 2002 rate was reduced in subsequent quarters as tax credits and changes to state valuation allowances reduced the rate. The tax rate at the end of the 2002 fiscal year was 24.0%. At this time, the Company estimates that the effective tax rate for 2003 will be 28%.
    An investor conference call to review first quarter 2003 results will be held on Tuesday, April 29, 2003 at 2:00 PM Eastern Time. The conference call will be broadcast live over the Internet and will be hosted by John Cutter, Chief Executive Officer and President. To listen to the call, go to the Investor Relations section of the Company's website located at www.friendlys.com, or go to www.streetevents.com. An online replay will be available approximately one hour after the conclusion of the call.
    Friendly Ice Cream Corporation is a vertically integrated restaurant company serving signature sandwiches, entrees and ice cream desserts in a friendly, family environment in 550 company and franchised restaurants throughout the Northeast. The company also manufactures ice cream, which is distributed through more than 3,500 supermarkets and other retail locations. With a 68-year operating history, Friendly's enjoys strong brand recognition and is currently revitalizing its restaurants and introducing new products to grow its customer base. Additional information on Friendly Ice Cream Corporation can be found on the Company's website (www.friendlys.com).

                    Friendly Ice Cream Corporation
                 Consolidated Statements of Operations
            (In thousands, except per share and unit data)
                              (unaudited)

                                                  Quarter Ended
                                            Mar 30, 2003  Mar 31, 2002

Restaurant Revenues                            $103,168      $104,256
Foodservice Revenues                             23,267        22,789
Franchise Revenues                                2,255         2,129

REVENUES                                        128,690       129,174

COSTS AND EXPENSES:
  Cost of sales                                  45,977        46,040
  Labor and benefits                             38,127        37,918
  Operating expenses                             25,063        24,040
  General and administrative expenses             9,288         8,599
  Write-downs of property and equipment               -           120
  Depreciation and amortization                   5,627         6,686
Loss on sales of other property and
 equipment, net                                     574           512

OPERATING INCOME                                  4,034         5,259

Interest expense, net                             6,102         6,337

LOSS BEFORE
  BENEFIT FROM INCOME TAXES                      (2,068)       (1,078)

Benefit from income taxes                           579           670

NET LOSS AND COMPREHENSIVE LOSS                 $(1,489)        $(408)

BASIC AND DILUTED NET LOSS PER SHARE             $(0.20)       $(0.06)

WEIGHTED AVERAGE BASIC AND DILUTED SHARES         7,415         7,353

NUMBER OF COMPANY UNITS:
Beginning of period                                 387           393
Openings                                              -             -
Re-franchised                                         -             -
Closings                                             (2)           (3)
End of period                                       385           390

NUMBER OF FRANCHISED UNITS:
Beginning of period                                 162           167
Re-franchised                                         -             -
Openings                                              2             2
Closings                                              -            (3)
End of period                                       164           166



                    Friendly Ice Cream Corporation
                 Consolidated Statements of Operations
                     Percentage of Total Revenues
                              (unaudited)

                                                  Quarter Ended
                                            Mar 30, 2003  Mar 31, 2002

Restaurant Revenues                               80.2 %        80.7 %
Foodservice Revenues                              18.1 %        17.6 %
Franchise Revenues                                 1.7 %         1.7 %

REVENUES                                         100.0 %       100.0 %

COSTS AND EXPENSES:
  Cost of sales                                   35.7 %        35.6 %
  Labor and benefits                              29.6 %        29.3 %
  Operating expenses                              19.5 %        18.6 %
  General and administrative expenses              7.2 %         6.7 %
  Write-downs of property and equipment               -          0.1 %
  Depreciation and amortization                    4.4 %         5.2 %
Loss on sales of other property and
 equipment, net                                    0.5 %         0.4 %

OPERATING INCOME                                   3.1 %         4.1 %

Interest expense, net                              4.7 %         4.9 %

LOSS BEFORE
  BENEFIT FROM INCOME TAXES                       (1.6)%        (0.8)%

Benefit from income taxes                          0.4 %         0.5 %

NET LOSS AND COMPREHENSIVE LOSS                   (1.2)%        (0.3)%



                    Friendly Ice Cream Corporation
                 Condensed Consolidated Balance Sheets
                            (In thousands)

                                               March 30,  December 29,
                                                 2003         2002
                                             (unaudited)

                                Assets

 Current Assets:
   Cash and cash equivalents                    $30,128       $34,341
   Other current assets                          38,116        38,964
 Total Current Assets                            68,244        73,305
 Property and Equipment, net                    157,758       158,373

 Intangibles and Other Assets, net               25,043        25,520

                                               $251,045      $257,198

                 Liabilities and Stockholders' Deficit

 Current Liabilities:
   Current maturities of debt, capital
     lease and finance obligations               $2,074        $2,393
   Other current liabilities                     68,132        70,344
 Total Current Liabilities                       70,206        72,737

 Deferred Income Taxes                              954         1,533

 Capital Lease and Finance Obligations            4,890         5,044

 Long-Term Debt                                 231,554       231,830

 Other Long-Term Liabilities                     48,440        49,756

 Stockholders' Deficit                         (104,999)     (103,702)

                                               $251,045      $257,198



                    Friendly Ice Cream Corporation
                Selected Segment Reporting Information:
                            (in thousands)
                              (Unaudited)

                                            For the Three Months Ended
                                                March         March
                                                 2003       2002 (1)
Revenues before elimination of intersegment
 revenues:
  Restaurant                                   $103,168      $104,256
  Foodservice                                    52,326        51,712
  Franchise                                       2,255         2,129
    Total                                      $157,749      $158,097

Intersegment revenues:
  Foodservice                                  $(29,059)     $(28,923)

Revenues:
  Restaurant                                   $103,168      $104,256
  Foodservice                                    23,267        22,789
  Franchise                                       2,255         2,129
    Total                                      $128,690      $129,174

EBITDA (2):
  Restaurant (3)                                $10,081       $12,105
  Foodservice (3)                                 3,189         3,566
  Franchise (3)                                   1,561         1,381
  Corporate (3)                                  (4,764)       (4,402)
  Loss on property and equipment, net,
   excluding write-downs of property
   and equipment                                   (341)         (515)
    Total                                        $9,726       $12,135

Interest expense, net                            $6,102        $6,337

Depreciation and amortization:
  Restaurant                                     $3,799        $4,097
  Foodservice                                       736           843
  Franchise                                          39            74
  Corporate                                       1,053         1,672
    Total                                        $5,627        $6,686

Other non cash expenses:
  Corporate                                         $65           $70
  Write-downs of property and equipment               -           120
    Total                                           $65          $190

Loss before benefit from income taxes:
  Restaurant (3)                                 $6,282        $8,008
  Foodservice (3)                                 2,453         2,723
  Franchise (3)                                   1,522         1,307
  Corporate (3)                                 (11,984)      (12,481)
                                                 (1,727)         (443)
  Loss on property and equipment, net,
   including write-downs of property
   and equipment                                   (341)         (635)
    Total                                       $(2,068)      $(1,078)

(1) Certain amounts have been reclassified to conform with the current period presentation.

(2) EBITDA represents net income before (i) benefit from income taxes,
(ii) interest expense, net, (iii) depreciation and amortization, (iv) write-downs of property and equipment and (v) other non-cash items. The Company has included information concerning EBITDA in this schedule and its Form 10-Q because the Company's management incentive plan pays bonuses based on achieving EBITDA targets and the Company believes that such information is used by certain investors as one measure of a company's historical ability to service debt. EBITDA should not be considered as an alternative to, or more meaningful than, earnings (loss) from operations or other traditional indications of a company's operating performance.

(3) Amounts are prior to gains (losses) on property and equipment

    CONTACT: Friendly Ice Cream Corporation
             Investment Contact
             Deborah Burns, 413/543-2400 x3317
             or
             Friendly Ice Cream Corporation
             Media Contact
             Maura Tobias, 413/543-2400 x2814